Exhibit 10.1

PUBLISHER TERMS AND CONDITIONS

KITN MEDIA, INC.

PLEASE READ THESE PUBLISHER TERMS AND CONDITIONS (THE “AGREEMENT”) AND ANY POLICIES PROVIDED BY KITN MEDIA, INC. (“KITN”) RELATING TO THIS AGREEMENT CAREFULLY. THIS AGREEMENT IS A LEGALLY BINDING AGREEMENT BETWEEN KITN AND THE ENTITY OR SOLE PROPRIETOR IDENTIFIED IN THE REGISTRATION FORM SUBMITTED TO KITN TO PARTICIPATE IN THE KITN ONLINE PUBLISHER PROGRAM (“PUBLISHER”). IF THIS AGREEMENT IS UNACCEPTABLE TO YOU, OR IF ANY AMENDMENT TO THIS AGREEMENT IS UNACCEPTABLE TO YOU, YOU MUST NOT PARTICIPATE IN THE KITN ONLINE PUBLISHER PROGRAM.

1.	Definitions.

a.	“Action” means any action linked to an Ad, including without limitation any registration, form submission, offer response, or purchase.

b.
“Ad” means material that (i) promotes a brand, product or service, and (ii) is provided by KITN to Publisher for display on or in connection with the Applications, and shall include without limitation ad banners, badges, buttons, links and other interactive or promotional features.

c.	“Advertiser” means any individual or entity having an agreement with KITN to serve Ads through the Platform.

d.	"Application" means any application, widget, game, and website registered by Publisher with KITN.

e.
"Confidential Information" means (i) the Ads, prior to publication; (ii) the terms and conditions of this Agreement; (iii) any statistics or other data relating to the Platform; and (iv) any information provided by KITN that is identified as confidential or can reasonably be regarded as confidential.

f.	“CPA” means cost per action and refers to the amount paid by Advertisers for each specific Action.

g.	“CPC” means cost per click and refers to the amount paid by Advertisers for each click or impression of an Ad.

h.
“Gross Revenue” means the gross amount actually received by KITN with respect to Actions undertaken by Users through an Application or amounts paid directly by Users (via credit card, stored value or debit card, PayPal transfer, bank transfer, mobile billing, or other payment source) relating to an Application or Ads displayed on or in connection with the Applications, including without limitation all amounts paid by Advertisers on a CPA or CPC basis, less credits, credit card or other payment processing fees, commissions or discounts to agencies, chargebacks, bad debt expenses, refunds for undelivered or misdelivered impressions, taxes (excluding taxes assessed on the net income of KITN) and other governmental charges, adjustments made by KITN or its advertising partners to amounts paid or payable to Publisher based on the quality of Users and/or Actions, as determined by KITN in KITN’s sole and absolute discretion, and all other amounts that KITN is not obligated to pay under this Agreement.

i.
“Initial Postback” shall mean a url string posted to a domain and server location designated by Publisher, such string containing identifying information such as userID, number of points awarded, historical points totals or otherwise as set forth in KITN developer documents.

j.
“Personally Identifiable Information” shall mean any data or other information that can be used to identify, contact or locate a natural person, including but not limited to a natural person’s name, address, telephone number, e-mail address or social security number.

k.	“Platform” means KITN’s proprietary technology with respect to the Offer Wall and Direct Payment Product provided by KITN to Publisher hereunder.

l.	“Tag” means any HTML code known as an action tag, web beacon, pixel or cookie provided to Publisher by KITN for use in delivering Ads hereunder.

m.	“Users” means Internet users using an Application.

n.	“Virtual Goods” means electronic points, credits, virtual currencies or other intangible items relating to an Application.

o.	“$” shall mean United States currency.

2.	Scope of Services.

a.
KITN Online Publisher Program.  KITN’s online publisher program consists of advertising management and monetization services, including (a) offering functionality for Users to earn points, or certain types of virtual currencies, in exchange for signing-up for Ads shown to Users (the “Offer Wall”) and/or (b) facilitating direct payments from Users via credit card, stored value or debit card, PayPal transfer, bank transfer, mobile billing, or any other payment source (the “Direct Payment Product”). KITN reserves the right to improve, modify, remove, suspend, or discontinue, temporarily or permanently, in whole or in part, the Platform or any data, information, reports, content, software, technology, Ads, or features appearing on and/or offered through the Platform at any time at its sole discretion without notice and without liability.

b.
Reporting Information; Integration with Publisher Payment Systems.  KITN shall (i) use commercially reasonable efforts to provide an integration with Publisher’s payment systems so that Publisher shall have reasonable access to the amount of Virtual Goods issued by KITN under this Agreement, and (ii) provide Publisher with access to reporting information about its aggregate Payment earnings, and other activity as KITN determines from time to time. The reported earnings information will be a reasonable estimate, subject to final reconciliation by KITN.

3.	Publisher Obligations and Materials.

a.
Publisher shall implement the Platform and deliver Ads in accordance with the terms of this Agreement and any placement requirements and reasonable technical specifications provided by KITN to Publisher. Publisher shall not modify the display, order, look and feel, or other attributes of the Offer Wall or the Direct Payment Product. Any exceptions must be approved by KITN, in advance, in writing. Without limiting the generality of the foregoing, Publisher shall (i) use the Tags provided by KITN to deliver all Ads hereunder, and (ii) at all times display the title, description, link, and text of an Ad displayed on an Application as provided by KITN.

b.
Publisher shall (i) cooperate with KITN in good faith, on an ongoing basis, to implement the Platform into the Applications and display Ads, and (ii) use the Platform only for the purpose of providing Ads on or in connection with the Applications as set forth in this Agreement.

c.
Publisher shall (i) identify and designate a domain and a server location to KITN to enable KITN to provide Initial Postbacks to Publisher, and (ii) award Virtual Goods to Users within fifteen (15) minutes of receiving the Initial Postback from KITN. Publisher understands and agrees that if Initial Postbacks are not correctly implemented and/or Virtual Goods not correctly awarded by Publisher as contemplated herein, Publisher shall be responsible for any such errors including, but not limited to, reimbursement to KITN of any damages to KITN resulting directly or indirectly therefrom.

d.
Publisher shall not display or transmit on or in connection with the Applications any content that is false, fraudulent, deceptive, misleading, obscene, defamatory, illegal, violent, unethical, pornographic, gambling-related, hate speech or any other content which KITN reasonably deems objectionable.

e.
Publisher may request access to KITN’s offer management console, if provided by KITN, to allow Publisher to select which Ads are to be displayed on its Application(s) and Publisher is solely responsible for its selection of such Ads. Alternatively, Publisher may from time to time request KITN to remove an Ad that Publisher deems reasonably objectionable, and KITN will use commercially reasonable efforts to remove such Ad within three (3) business days after such request.

f.
 Publisher shall not, and shall not authorize or encourage any third party to: (i) edit, modify, filter, re-order, or change the order of the content or information contained in any Ad or Tag, or remove, obscure or minimize any Ad in any way; (ii) frame, minimize, remove or otherwise inhibit the full and complete display of any website accessed by a User after clicking on any part of an Ad; (iii) redirect a User away from any Advertiser website, provide a version of the Advertiser website that is different from the website a User would access by going directly to the Advertiser website, intersperse any content between the Ad and the Advertiser website, or otherwise provide anything other than a direct link from an Ad to an Advertiser website; (iv) display any Ad on any error page, on any chat page or in any email; (v) directly or indirectly access, launch, and/or activate Ads through or from, or otherwise incorporate the Ads in, any software application, website, or other means other than on or in connection with the Applications, and then only to the extent expressly permitted by this Agreement; (vi) “crawl,” “spider,” index or in any non-transitory manner store or cache information obtained from any Ads or Actions, or any part, copy, or derivative thereto; (vii) spam or send unsolicited emails, notifications, invites or use any other broadcasting mechanism mentioning or promoting an Ad; (viii) use the Platform in any manner that allows Users to redeem Virtual Goods for cash, cash equivalents, or tangible goods without KITN’s prior written consent; or (ix) use the Platform for purposes of obtaining competitive data or for any other reason competitive to KITN including, without limitation, for determining KITN’s advertisers, publisher payments, or other information regarding the implementation of KITN’s publisher program. Publisher acknowledges that any violation or attempted violation of any of the foregoing is a material breach of this Agreement.

4.	Proprietary Rights.

a.
Subject to the terms and conditions of this Agreement and KITN’s prior and continued approval, KITN hereby grants Publisher a limited, non-exclusive, revocable, non-exclusive, non-sublicensable, non-transferable license during the term of this Agreement to use the Platform to display Ads on or in connection with the Applications. Publisher will not copy, modify, create derivative works of, distribute, or otherwise provide or re-syndicate the Ads.

b.
As between KITN and Publisher, KITN, its licensors, and/or Advertisers, as applicable, own and retain all rights, title, and interest in and to the Platform, the Offer Wall, the Direct Payment Product, and the Ads. Publisher acknowledges that the Platform is copyrighted by KITN and a trade secret of KITN. Except as expressly stated herein, KITN does not grant to Publisher any license, express or implied, to the Platform or any other right, title, or interest to any intellectual property. Any rights not expressly granted herein are deemed withheld. Publisher agrees not to copy, alter, modify, or create derivative works of the Platform or the Virtual Goods or otherwise use the Platform in any way that violates the terms and conditions of this Agreement.

c.
During the term of this Agreement and for a period of one (1) year thereafter, Publisher shall not develop, market, license to others, or sell, whether directly or indirectly, any software, technology, or other materials that are the same as, similar to, or competitive to the Platform.

5. Payment.

a.
During the term of this Agreement, KITN shall pay publisher a payment, as determined by KITN in its sole and absolute discretion, relating to Gross Revenue from the Offer Wall and the Direct Payment Product (“Payment”). Payments will be determined by KITN based on a number of factors including, but not limited to, the quantity, quality, and validity of clicks on Ads, Ad impressions, and Actions, and User demographics such as the country of origin of a User’s IP address. Payments under this Agreement shall be made in U.S. Dollars.

b.
KITN shall pay Publisher the Payments approximately thirty (30) days after the end of every calendar month. Payments shall be made to Publisher electronically to the bank account set forth in registration form provided by Publisher to participate in the KITN online publisher program (which bank account details may be changed by Publisher upon at least ten (10) days advance written notice to KITN). Publisher is responsible for maintaining current contact information including, but not limited to, bank account information, with KITN. Any Publisher banking fees, wire fees, and/or other charges for banking services incurred in connection with Payments shall be the sole responsibility of Publisher.

c.
Notwithstanding the foregoing, (i) amounts of less than one hundred dollars ($100.00) will be held by KITN until amounts due equal or exceed one hundred dollars ($100.00), and (ii) KITN shall not be responsible for any delays in Payments caused by incorrect banking information or other information supplied by Publisher. Publisher shall be solely responsible for the payment of, and shall pay when due and indemnify KITN against, all applicable federal and state taxes, including any sales, use, excise or transfer taxes and other taxes associated with Payments to Publisher under this Agreement (except for taxes assessed on KITN's net income).

d.
Notwithstanding anything else to the contrary set forth in this Agreement, KITN shall have no obligation to pay Publisher any payments with respect to (i) amounts that KITN is not able to pay to Publisher after termination of this Agreement after KITN’s commercially reasonable efforts to do so (for example, if KITN is unable to make Payment to Publisher due to Publisher’s failure to maintain current contact details with KITN), (ii) amounts generated based on or during Publisher’s breach of this Agreement, (iii) payments which represent net adjustments downwards for whatever reason to payments made by Advertisers, or legitimately withheld from payments due from Advertisers, (iv) payments in respect of which KITN has not itself received payments from relevant third parties including, but not limited to, Advertisers, and (v) any fraudulent payments from Users or any fraudulent or invalid Actions or any fraudulent or invalid clicks or impressions on any Ads generated by any person, bot, automated program or similar device in connection with any Ads provided by KITN or the Platform, as determined by KITN in its sole and absolute discretion, including, without limitation, any Actions, clicks or impressions (A) originating from Publisher’s IP addresses or computers under Publisher’s control, (B) solicited by payment of money, the exchange of goods or services, false representation, or request or incentive for Users to click on Ads, or any illegal or otherwise invalid request for Users to complete Actions, (C) pursuant to which Users were directly or indirectly misled or falsely encouraged to complete Actions, including without limitation making it seem that a User is completing an Action other than the Action actually being offered, or (D) pursuant to which a User provided false or misleading personal data.

e.
KITN may withhold a relevant portion of any Payment from Publisher to offset any portion of any Payment previously received by Publisher in respect of any matter under Section 5(d) above. Publisher understands that this may reduce the Payment owed to Publisher.

f.
As a result of administrative and other costs that KITN incurs in providing its services under this Agreement, in the event that the total Payment amount owed to Publisher upon termination or expiration of this Agreement is less than fifty dollars ($50.00), notwithstanding anything else set forth in this Agreement to the contrary, Publisher understands and agrees that KITN is not obligated to send Publisher such Payment and that KITN may retain such amount as if the same had never been the subject of any obligation to be paid by KITN.

g.
Publisher understands and agrees that KITN may offset from any Payment any amount owed by Publisher, or any parent, subsidiary, or affiliate of Publisher, to KITN or any parent or subsidiary company of KITN.

6.	Termination.

a.
Termination. KITN may suspend or terminate this Agreement at any time, for any or no reason, with or without notice to Publisher. Publisher may terminate this Agreement at any time, for any or no reason, upon notice to KITN.

b.
Effect of Termination. The terms and conditions of Sections 1, 4(b), 4(c), 5(d), 5(e), 5(f), 5(g), 6(b), and 7 through 12 of this Agreement shall survive any termination or expiration of this Agreement.

7.
Confidentiality. Publisher will not use or disclose any Confidential Information of KITN. Publisher shall maintain the confidentiality of KITN’s Confidential Information and shall take precautions to prevent the unauthorized disclosure or use of KITN Confidential Information. The obligations of this clause shall not apply (a) to any disclosure required by law, (b) to information that is now or subsequently becomes generally available through no act of omission of Publisher, (c) to information that is known to Publisher at the time of disclosure without obligation to maintain its confidentiality, as evidenced by written documents or records, (d) to information provided to Publisher by a third party without restriction, or (e) to information independently developed by Publisher, as evidenced by written documents or records. Publisher acknowledges and agrees that KITN Confidential Information includes, but is not limited to, Payments, Initial Postback data, information, reports, software, technology, documentation, and specifications relating to the Platform.

8.	Representations and Warranties.

a.
Publisher hereby represents and warrants that Publisher: (i) is the owner of the Applications or is legally authorized to act on behalf of the owner of the Applications for the purposes of this Agreement; (ii) shall not at any time provide to KITN or use in connection with the Platform any Personally Identifiable Information or any other information or data if the provision or use of such violates any applicable law or the privacy policy of KITN, Publisher or any third party; and (iii) has obtained and shall maintain throughout the term of this Agreement all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder in compliance with all applicable laws, rules and regulations.

b.
Publisher hereby represents and warrants that (i) it will comply with all applicable local, state, national and international laws, rules and regulations relating to its performance of this Agreement, including without limitation with respect any laws regarding the transmission of technical data exported from Publisher's country of residence and further including, without limitation, the CAN-SPAM Act of 2003 and any relevant data protection or privacy laws; (ii) it has the full right, power, legal capacity, and authority to enter into, deliver and fully perform under this Agreement; and (iii) neither the execution, delivery, nor performance of this Agreement will result in a violation or breach of any contract, agreement, order, judgment, decree, rule, regulation or law to which it is bound.

9.
Indemnification. Publisher shall indemnify, defend, and hold harmless KITN and its parent, subsidiaries, and their representatives, successors and permitted assigns from and against any and all claims, losses, expenses, damages, liabilities and costs, including reasonable attorneys' fees, arising out of or relating to (i) Publisher’s use of the Platform; (ii) the violation of any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party by the Application or the use thereof; (iii) any slander, libel, or defamation contained on or within the Applications; (iv) violation of any applicable laws, rules and regulations by the Application or Publisher; and (v) any breach of this Agreement by Publisher. Publisher will not enter into any settlement or compromise of any claim subject to indemnification without KITN's prior consent.

10.
Disclaimer. EXCEPT AS MAY BE EXPRESSLY STATED IN THIS AGREEMENT, KITN MAKES NO WARRANTIES OF ANY KIND (INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE SERVICES PROVIDED OR THE PLATFORM), WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT AND ANY WARRANTY OR CONDITION ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE IN THE INDUSTRY. KITN MAKES NO GUARANTEE REGARDING THE VOLUME OR TIMING OF ACTIONS IN CONNECTION WITH THE SERVICES OR PLATFORM. KITN DOES NOT WARRANT THE RESULTS OF THE SERVICES PROVIDED UNDER THIS AGREEMENT OR PLATFORM, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF ANY AD CAMPAIGN, THE NUMBER, TIMING OR COMPLETION OF ACTIONS, CLICKS OR IMPRESSIONS, OR THE TOTAL AMOUNT OF ANY PAYMENT TO BE MADE TO PUBLISHER UNDER THIS AGREEMENT, AND PUBLISHER ASSUMES ALL RISK AND RESPONSIBILITY WITH RESPECT THERETO. THE PLATFORM AND THE SERVICES PROVIDED BY KITN UNDER THIS AGREEMENT ARE PROVIDED “AS IS”. KITN DOES NOT warrant that the Platform or ANY Services PROVIDED BY KITN OR APPLICATION(S) are error-free or that Publisher will be able to operate the Platform or receive ANY Services PROVIDED BY KITN without problems or interruptions.

11.	Limitation of Liability.

a.
Publisher acknowledges and agrees that Ads may include links to other websites or resources and that KITN has no control over (and is merely a passive conduit with respect to) any Ads or such links to websites or other resources that may be submitted or published by any Advertiser or other third party. KITN is not responsible for the availability of such third party websites or resources and does not endorse and is not responsible or liable for any content, advertising, products, or other materials on or available from such third party websites or resources. Publisher acknowledges and agrees that KITN shall have no responsibility or liability whatsoever for any damage or loss caused or alleged to be caused by or in connection with use of or reliance on any content, goods or services available on or through any such third party website or resource. All correspondence or business dealings with, or participation in promotions of, Advertisers found on or through any Ad, including payment and delivery of related goods or services and any other terms, conditions, warranties or representations associated with such dealings, are solely between Publisher (or the Users) and such Advertiser.

b.
TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER KITN, ITS AFFILIATES, OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, OR ADVERTISERS BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, LOST PROFITS OR LOST REVENUE, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH DAMAGES ARE FORESEEABLE OR KITN, ITS AFFILIATES, OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, OR ADVERTISERS HAVE BEEN NOTIFIED OR HAVE CONSTRUCTIVE KNOWLEDGE OF THE POSSIBILITY OF THEREOF AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

c.
THE AGGREGATE LIABILITY OF KITN, ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AND ADVERTISERS FOR ALL CLAIMS ARISING UNDER THIS AGREEMENT (WHEN AGGREGATED WITH LIABILITY FOR OTHER CLAIMS ARISING OUT OF THIS AGREEMENT) SHALL BE LIMITED TO KITN’S SHARE OF GROSS PROFITS DERIVED FROM THE APPLICATIONS UNDER THIS AGREEMENT during the THREE (3) month period preceding the event or circumstances giving rise to such liability.

12.	General Provisions.

a.
Force Majeure. Neither party will be liable to the other for any failure of performance under this Agreement (other than the obligation to make Payments under this Agreement) due to acts of God; acts of the public enemy; strikes, lockouts, or other industrial disturbances; fires, floods, storms, droughts, or weather conditions; war, riots or terrorist acts; or, without limitation by enumeration, any other cause beyond the reasonable control of such party.

b.
Relationship of the Parties. KITN and Publisher enter into this Agreement as independent contractors, and neither KITN nor Publisher shall be or construed to be a partner, joint venturer or employee of the other.

c.
Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the parties, provided that Publisher may not assign this Agreement without the prior written consent of KITN. Any assignment or attempted assignment by Publisher in contravention of this provision shall be null and void. KITN may assign this Agreement without the consent of Publisher.

d.
Jurisdiction and Venue; Enforcement. This Agreement shall be construed under the laws of the State of California, without regard to its conflict of laws rules, and each party agrees that any judicial proceeding brought to enforce any provision of this Agreement or to recover damages for its breach shall be brought exclusively in the state or federal courts located in Los Angeles County, California, and the parties respectively waive any objections to jurisdiction or venue of such court. KITN shall be entitled to all reasonable attorneys’ fees and costs in connection with enforcing this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

e.
No Waiver; Amendment. No waiver by either party of one or more breaches or defaults by the other in the performance of any provision of this Agreement shall operate or be construed as afically referencing this Agreement which has been executed, in advance, by KITN. KITN may modify or amend this Agreement upon notice to Publisher, including through posting on the KITN website or email notification to Publisher. Publisher’s continued use of the Platform after such notice will constitute Publisher’s acceptance of such modification or amendment.

f.
Severability. In the event any provision of this Agreement is declared to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid; provided, however, that a court having jurisdiction may revise such provision to the extent necessary to make such provision valid and enforceable consistent with the intention of the parties.

g.
Entire Agreement. This Agreement supersedes and excludes any prior agreements, representations, warranties or contracts between the parties relating to the subject matter hereof and contains all of the agreements of the parties with respect to the subject matter hereof. In case of any conflict between this Agreement and any policies provided by KITN relating to Publisher’s use of the Platform (“Policies”), the order of priority for interpretation shall be this Agreement followed by the Policies. Upon the acceptance of this Agreement by the parties hereto, any and all prior verbal or written agreements, and any amendments thereto, are terminated and of no further force and effect, and KITN is hereby forever released from any liability or obligation arising from or relating to such.

h.	Section Headings. Section headings are purely for ease of reference and do not form part of or affect the interpretation of this Agreement.